Part II	Exhibit 15.1

Letter re: Unaudited Interim Financial Information

August 8, 2007

CVS Caremark Corporation

Woonsocket, Rhode Island

Board of Directors:

Re:	Registration Statements 333-49407, 33-40251, 333-34927, 333-28043, 33-17181, 2-97913, 2-77397, 2-53766, 333-91253, 333-141481 and 333-63664 on Form S-8, 333-134174 and 333-143110 on Form S-3.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 6, 2007, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 as amended (the “Act”), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm or a report prepared or certified by an independent registered public accounting firm, within the meaning of sections 7 and 11 of the Act.

Very truly yours,

/s/ KPMG LLP
KPMG LLP

Providence, Rhode Island